Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (“Agreement”), dated June 6, 2019 (“Effective Date”), is by and among Verint Systems Inc. (“Company”), Neuberger Berman Investment Advisers LLC, and the entities and natural persons listed on Exhibit A and their respective Affiliates (as defined below) (collectively, “NB” and, together with the individuals previously nominated by NB for election at the 2019 Annual Meeting (as defined below), each a “NB Member”). Each of the Company and NB is a “Party” to this Agreement and collectively they are the “Parties.”

RECITALS

A.

Each of the Company and NB has filed proxy materials with the Securities and Exchange Commission (“SEC”) with respect to the election of directors at the annual meeting of stockholders of the Company to be held on June 20, 2019 (the “2019 Annual Meeting”);

B.	NB is deemed to beneficially own shares of common stock of the Company (“Common Stock”) totaling, in the aggregate, 1,743,621 shares of the Common Stock issued and outstanding on the June 5, 2019;

C.

NB submitted a letter to the Company dated March 22, 2019 (the “Nomination Letter”) notifying the Company of its intent to nominate candidates for election to the Company’s board of directors (“Board”) at the 2019 Annual Meeting;

D.

The Company and NB have determined to come to an agreement with respect to the election of members of the Board, including those to be elected at the 2019 Annual Meeting, certain matters related to the 2019 Annual Meeting and certain other matters including additional disclosures set forth in a joint press release, as provided in this Agreement.

In consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.    Board Appointments; 2019 Annual Meeting; Board Matters.

(a)    The Company agrees to take all necessary actions to nominate at the 2019 Annual Meeting those individuals set forth in the Company’s definitive proxy statement filed with the SEC on May 8, 2019 (the “Agreed Slate”) for election to serve as directors until the 2020 annual meeting of the stockholders of the Company (the “2020 Annual Meeting”).

(b)    NB hereby irrevocably withdraws the Nomination Letter on the Effective Date and agrees not to: (i) nominate any person for election at the 2019 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2019 Annual Meeting, directly or indirectly, (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2019 Annual Meeting, directly or indirectly, or (iv) publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(b).

(c)    At the 2019 Annual Meeting, NB agrees to appear in person or by proxy and vote all of the shares of Common Stock over which it has voting power (i) in favor of the election of the Agreed Slate, (ii) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year, (iii) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, and (iv) in accordance with the Board’s recommendation with respect to the Company’s 2019 Long-Term Stock Incentive Plan.

(d)    NB agrees that it will cause each of its Affiliates and Associates and the other NB Members to comply with NB’s obligations under this Agreement and shall be responsible for the failure of any Affiliate or Associate or other NB Member to do so. As used in this Agreement, the terms “Affiliate” and “Associate” will have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and will include all persons or entities that, subsequent to the Effective Date, become Affiliates or Associates of any person or entity referred to in this Agreement.

(e)    The Corporate Governance & Nominating Committee of the Board will work in good faith to identify for the Board, and the Board will work in good faith to appoint, an additional director (the “Additional Director”) to the Board who has substantial experience as a senior operating executive in the software industry, preferably with experience in cloud transitions, as promptly as reasonably practicable after the date hereof but in any event prior to December 31, 2019.

(f)    As promptly as practicable after the execution of this Agreement, (i) the Company will take down the website www.VoteVerint.com, (ii) NB will take down the website betterverint.com, and (iii) each Party will remove all materials on its respective websites that negatively reference the other Party in connection with the proxy contest (except for (x) third-party controlled links to documents publicly filed with the SEC, and (y) replays or transcripts from Verint’s earnings calls). During the Standstill Period, neither Party will take any actions that are inconsistent with this Section 1(f).

2.    Standstill Provisions.

(a) NB agrees that, from the date of this Agreement until the earliest of (i) 15 business days prior to the deadline for the submission of stockholder nominations for the 2020 Annual Meeting, (ii) 100 days prior to the first anniversary of the 2019 Annual Meeting, or (iii) the date of a material breach by Verint of the provisions of this Agreement, (“Standstill Period”), neither it nor any of its Affiliates or Associates nor any other NB Member will, and it will cause each of its Affiliates and Associates and each other NB Member not to, directly or indirectly, in any manner:

(i)    engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to the securities of the Company;

(ii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act), with respect to the securities of the Company (other than a “group” that consists exclusively of the persons identified on Exhibit A for purposes consistent with this Agreement), except that nothing in this Agreement will limit the ability of an Affiliate or Associate of NB to join the NB “group” following the execution of this Agreement, so long as any such Affiliate or Associate has executed and delivered to the Company a written joinder agreeing to be bound by the terms and conditions of this Agreement;

(iii)    deposit any securities of the Company in any voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of any securities of the Company, other than any such voting trust, arrangement or agreement solely among the members of NB and otherwise in accordance with this Agreement;

(iv)    nominate or seek to nominate, or encourage any other person to nominate or seek to nominate, any individual in a “contested solicitation” for the election or removal of directors with respect to the Company or initiate, encourage or participate in any other action with respect to the election or removal of any directors; provided that NB may take actions in furtherance of identifying director candidates in connection with the 2020 Annual Meeting so long as such actions are taken on a confidential basis and do not create a public disclosure obligation for NB or the Company;

(v)    (A) initiate, encourage or participate in any proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders of the Company, (B) initiate, encourage or participate in any offer, proposal or transaction (with or without conditions) with respect to a merger, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or (C) solicit a third party to make an offer or proposal with respect to any merger, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or encourage or support any third party in making such an offer or proposal;

(vi)    seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except for advice to clients of NB in the ordinary course of business;

(vii)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement; or

(viii)    initiate, encourage or participate in any request or submit any proposal to amend or waive the terms of this Agreement other than through non-public communications with the Company that would not trigger public disclosure obligations for any Party.

(b)    NB will cause all NB Members not to (i) take any action, or (ii) make any statement regarding the Company that is inconsistent with or not in compliance with this Agreement. The exercise by any NB Member of its voting rights with respect to any matter (other than those specified in Section 1(c)) submitted to a vote of stockholders at the 2019 Annual Meeting or any special meeting of stockholders shall not, in and of itself, constitute a violation of this Section 2.

3.    Representations and Warranties of the Company.

The Company represents and warrants to NB that (a) the Company has the corporate power and authority to execute and deliver this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid, binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors or by general equity principles (collectively, “Enforceability Exceptions”), and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.    Representations and Warranties of NB.

NB represents and warrants to the Company that (a) each of NB’s authorized signatories named on the signature page of this Agreement has the power and authority to execute and deliver this Agreement and any other documents or agreements to be entered into in connection with this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by each NB Member that is a signatory hereto, constitutes a valid, binding obligation of each NB Member that is a signatory hereto and is enforceable against each such NB Member in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions, (c) the execution of this Agreement, the consummation of any of the transactions contemplated by the Agreement and the fulfillment of the terms of this Agreement, in each case in accordance with the terms of this Agreement, will not conflict with or result in a breach or violation of the organizational documents of any such NB Member as in effect on the Effective Date, (d) the execution, delivery and performance of this Agreement by each such NB Member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such NB Member or (ii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such NB Member is a party or by which it is bound, (e) as of June 5, 2019, NB is deemed to beneficially own in the aggregate 1,743,621 shares of Common Stock and $9,300,000 principal amount of 1.5% Convertible Senior Notes, and (f) as of the Effective Date, NB does not have, or have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into, exercisable or exchangeable for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, in each case (i) whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event, (ii) whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), (iii) whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and (iv) without regard to any short position under any such contract or arrangement).

5.    Press Release; SEC Filing.

(a)    Promptly following the execution of this Agreement, the Company and NB will jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached as Exhibit B. Before the issuance of the Mutual Press Release, neither the Company nor NB will issue any press release or public announcement regarding this Agreement without the advance written consent of the other Party. During the Standstill Period, neither the Company nor NB will make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the advance written consent of the other Party.

(b)    Promptly following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement in the form attached hereto as Exhibit C.

6.    Mutual Non-Disparagement.

Except as required by law, each Party covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors has breached this Section 6, neither it nor any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors will in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other Party or the other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the Effective Date), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the Effective Date), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Party, its products or services or its subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. For the avoidance of doubt, any materials publicly released by either Party prior to the date of this Agreement will not be deemed to be in breach of this provision.

7.    Expenses.

The Company will reimburse NB for its reasonable, documented out-of-pocket fees and expenses (including outside expenses for legal, consulting, proxy solicitation, and custom research expenses) paid or payable to third parties as of the Effective Date in connection with the matters related to the 2019 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement will not exceed $925,000 in the aggregate to NB as a whole.

8.    Access.

During the Standstill Period, the Company will allow NB to participate in investor events, management meetings with investors, and investor roadshows, whether hosted by the Company or by third parties (to the extent the Company has control over the invitee list), consistent with what is given to other firms with investments in the Company of a similar size.

9.    Specific Performance.

NB, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other Party would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). The Parties accordingly agree that NB, on the one hand, and the Company, on the other hand (as applicable, “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement and the other Party will not take action, directly or indirectly, in opposition to such relief sought by the Moving Party on the ground that any other remedy or relief is available at law or in equity. This Section 9 is not the exclusive remedy for any violation of this Agreement.

10.    Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and will in no way be affected, impaired or invalidated. The Parties hereby stipulate and declare it to be their intention that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any such term, provision, covenant or restriction that may after the Effective Date be declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

11.    Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail; or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the receiving Party. The addresses and facsimile numbers for such communications will be:

If to the Company:

Verint Systems Inc.
175 Broadhollow Road
Melville, New York 11747
Attention: Chief Administrative Officer
Email: peter.fante@verint.com

with a copy (which will not constitute notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention: Randi Lesnick, Esq.
Justin Macke, Esq.
Email: rclesnick@jonesday.com
jamacke@jonesday.com

If to NB or any member thereof:

Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York NY 10104
Attention: William Braverman, Esq.
Email: William.Braverman@nb.com

with a copy (which will not constitute notice) to:

Fried Frank Harris Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Warren S. de Wied, Esq.
Email: warren.de.wied@friedfrank.com

12.    Applicable Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Each Party irrevocably and unconditionally consents to the exclusive institution and resolution of any action, suit or proceeding of any kind or nature with respect to or arising out of this Agreement brought by any Party in the Chancery Court of the State of Delaware and the appellate courts thereof. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such dispute will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 12 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

13.    Counterparts.

This Agreement may be executed in multiple counterparts, each of which is an original and which collectively are a single instrument, effective when counterparts have been signed by each Party and delivered to the other Party (including by means of electronic delivery or facsimile).

14.    Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth in this Agreement. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and NB, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of NB to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of that or any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their successors, heirs, executors, legal representatives and permitted assigns. No Party will assign this Agreement or any rights or obligations under this Agreement without the advance written consent of the other Party. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the Effective Date.

VERINT SYSTEMS INC.

By:	/s/ Peter Fante
Name:	Peter Fante
Title:	Chief Administrative Officer

[Signature Page to Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the Effective Date.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph Amato
Name:	Joseph Amato
Title:	President—Equities

NEUBERGER BERMAN INVESTMENT ADVISERS HOLDINGS LLC

By:	/s/ Heather Zuckerman
Name:	Heather Zuckerman
Title:	Executive Vice President

NEUBERGER BERMAN GROUP LLC

By:	/s/ Heather Zuckerman
Name:	Heather Zuckerman
Title:	Executive Vice President and Chief of Staff

NBSH ACQUISITION, LLC

By:	/s/ Heather Zuckerman
Name:	Heather Zuckerman
Title:	Administrative Member

NEUBERGER BERMAN BRETON HILL ULC

By:	/s/ Vanessa Rosenthal
Name:	Vanessa Rosenthal
Title:	Chief Operating Officer—Quantitative and Multi-Asset Class Investments

[Signature Page to Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the Effective Date.

NB ACQUISITIONCO ULC

By:	/s/ Heather Zuckerman
Name:	Heather Zuckerman
Title:	Executive Vice President

NEUBERGER BERMAN CANADA HOLDINGS LLC

By:	/s/ Heather Zuckerman
Name:	Heather Zuckerman
Title:	Executive Vice President

BENJAMIN NAHUM, individually

/s/ Benjamin Nahum

AMIT SOLOMON, individually

/s/ Amit Solomon

[Signature Page to Agreement]

EXHIBIT A

1.	Neuberger Berman Investment Advisers LLC

2.	Neuberger Berman Investment Advisers Holdings LLC

3.	Neuberger Berman Group LLC

4.	NBSH Acquisition LLC

5.	Neuberger Berman Breton Hill ULC

6.	NB Acquisitionco ULC

7.	Neuberger Berman Canada Holdings LLC

8.	Mr. Benjamin Nahum

9.	Mr. Amit Solomon

EXHIBIT B

Press Release

See attached.

EXHIBIT C

8-K

See attached.